Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2016 vs. 2015	Year-to-Date December 2016 vs. 2015

Retail Sales	(2)¢	(5)¢

Retail Revenue Impacts	4	33

Weather	5	10

Wholesale Operations	(1)	(4)

Other Operating Revenues	—	3

Non-Fuel O&M	(15)	(9)

Depreciation and Amortization	(1)	(7)

Taxes Other Than Income Taxes	(1)	(3)

Other Income and Deductions	(5)	(8)

Interest Expense	(2)	(8)

Income Taxes	3	4

Total Traditional Electric Operating Companies	(15)¢	6¢

Southern Power	(1)¢	13¢

Parent and Other (Excluding Items)[1]	(2)¢	(9)¢

Increase in Shares (Excluding Items)[2]	(2)¢	(10)¢

Total Change in EPS (Excluding Items)	(20)¢	—¢

Estimated Loss on Kemper IGCC[3]	(1)	(3)

Acquisition and Integration Costs[4]	2	(6)

Additional MCAR Settlement Costs[5]	—	1

Equity Return Related to Kemper IGCC Schedule Extension[6]	3	4

Southern Company Gas Earnings, net of Acquisition and Integration Costs[7]	11	15

Acquisition Debt Financing Costs[7]	(4)	(11)

Increase in Shares Issued for the Acquisition of a 50% Interest in SNG[7]	(1)	(3)

Total Change in EPS (As Reported)	(10)¢	(3)¢

- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three and Twelve Months Ended December 2016 vs. December 2015
Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $25 million for January 1, 2016 through September 30, 2016.

(1) Excludes Acquisition Debt Financing Costs, which are identified separately in the table.

(2) Excludes the impact of 22.3 million shares ($1.1 billion) of common stock issued in August 2016 to finance a portion of the purchase price for the Southern Natural Gas Company, L.L.C. (SNG) acquisition which is identified separately in the table.

(3) The estimated probable losses relating to Mississippi Power Company's construction and associated rate recovery of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and twelve months ended December 31, 2016 and 2015. Similar charges of uncertain amounts may occur with uncertain frequency in future periods.

(4) Earnings for the three and twelve months ended December 31, 2016 and 2015 include costs related to the acquisition of Southern Company Gas and earnings for the three and twelve months ended December 31, 2016 include costs related to the acquisitions of PowerSecure International, Inc. and the 50% interest in SNG. Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the twelve months ended December 31, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

(6) Earnings for the three and twelve months ended December 31, 2016 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. Southern Company's February 2016 earnings guidance assumed construction would be complete and AFUDC equity would cease by August 31, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the February guidance. Management also used such measures to evaluate Southern Company's performance in 2016.

(7) Earnings for the three and twelve months ended December 31, 2016 include the earnings of Southern Company Gas since July 1, 2016 (the date of acquisition), as well as debt financing costs related to the acquisition. Earnings of Southern Company Gas since September 1, 2016 include amounts related to its acquisition of a 50% ownership interest in SNG. In addition, earnings per share for the three and twelve months ended December 31, 2016 include the impact of 22.3 million shares ($1.1 billion) of common stock issued in August 2016 to finance a portion of the purchase price for the SNG acquisition.

The timing of completion of the acquisition of Southern Company Gas was uncertain at the time Southern Company issued earnings per share guidance in February 2016, and Southern Company's agreement to acquire a 50% interest in SNG did not occur until July 2016. Accordingly, Southern Company's February 2016 guidance did not reflect any earnings contribution from these acquisitions or the financing costs related to the acquisitions. As a result, Southern Company believes presentation of earnings per share excluding these items provides investors with information comparable to the February guidance. Management also used such measures to evaluate Southern Company's performance in 2016.

In addition to earnings and earnings per share calculated in accordance with U.S. generally accepted accounting principles (GAAP), Southern Company intends to continue to present earnings and earnings per share excluding the impact of the Wholesale Gas Services business of Southern Company Gas in future periods. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility that results from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Management also expects to use earnings and earnings per share excluding Wholesale Gas Services to evaluate Southern Company's performance. For the three months ended December 31, 2016, pre-tax earnings from Wholesale Gas Services and the related tax impact were $15.1 million and $3.8 million, respectively. For the six months ended December 31, 2016, the pre-tax loss from Wholesale Gas Services and the related tax benefit were $3.7 million and $3.5 million, respectively.